Reserve New York Municipal Money-Market Trust

 Signature Page

This report is signed on behalf of the registrant (or depositor or trustee).

City of: New York           State of: New York         Date: July 30, 2009

Reserve New York Municipal Money-Market Trust

By: Bruce Bent II - Co-CEO

Witness: Arthur Bent  - Co-CEO